Exhibit 99.1

Investor Contacts:	Melissa Rose
410-953-1218

Bill Forrest
Gleacher Partners, LLC
212-418-4200

Media Contact:

Erin Somers

410-953-2405

MAGELLAN HEALTH SERVICES ACHIEVES AGREEMENT WITH A NUMBER OF KEY CREDITORS ON TERMS OF PROPOSED FINANCIAL RESTRUCTURING PLAN

Company Files for Reorganization Under Chapter 11 of U.S. Bankruptcy Code to Implement Plan

Certain Creditors Commit to Additional $50 Million Equity Investment in Company

as Part of  Plan of Reorganization

Company Renews Agreement With Aetna

To Continue Providing Behavioral Health Care

Company Expects to Complete Restructuring By the End of the Third Quarter

COLUMBIA, Md. — March 11, 2003 — Magellan Health Services, Inc. (OCBB: MGLH) today announced that it has reached agreement on the terms of a proposed financial restructuring plan with a number of its key creditors. This agreement is with creditors holding approximately 52% of Magellan’s senior notes, approximately 35% of Magellan’s senior subordinated notes, approximately 45% of Magellan’s senior secured bank debt, as well as with the Company’s largest customer, Aetna.  Implementation of the proposed restructuring plan will result in a viable long-term capital structure for Magellan that will serve to enhance its business and reduce Magellan’s more than $1 billion of overall indebtedness by approximately $500 million.  In order to implement the financial restructuring, the Company and substantially all of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.  The restructuring plan is to be effected pursuant to a Chapter 11 Plan of Reorganization, which the Company has filed with the Bankruptcy Court today.

Magellan stated that it is operating as usual, without interruption, and that it has sufficient cash to fund all of its operating obligations during the reorganization process, including obligations  to employees, providers and customers.  Magellan is seeking Bankruptcy Court approval to pay in the ordinary course all pre-Chapter 11 obligations to employees, providers and customers and is optimistic that this approval will be granted shortly.

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The Company has determined that the most expeditious manner in which to effect the restructuring is through the Chapter 11 process.  Based upon the creditor support that already has been obtained, the Company believes that it can consummate the  restructuring and emerge from Chapter 11 by the end of the third quarter of this calendar year.

The Company’s Plan of Reorganization contemplates an equity investment in reorganized Magellan in the amount of $50 million  pursuant to a rights offering to be made available to unsecured creditors. The Company has obtained a commitment from certain holders of its senior subordinated notes to purchase any portion of the $50 million offering not subscribed to by other creditors.  The proceeds of this equity investment will be available to the Company for general corporate purposes.

Steven J. Shulman, chief executive officer of Magellan Health Services, stated,  “Our plan will reduce Magellan’s debt substantially and will provide a healthy financial foundation for our business operations.  I am also delighted by the commitment of those creditors who will make an additional $50 million equity investment in our Company upon our emergence from  reorganization.  Once we complete our restructuring, not only will we have a sound capital structure, we will also free up an enormous amount of management time, energy and attention that we can reinvest in managing our business.  We are looking forward to all we can accomplish once our debt concerns are behind us.”

“Magellan is the market leader in managed behavioral health care.  It has outstanding assets and employees that make it a valuable long-term partner to customers, providers and members, and we believe the Company can be even more valuable in the future,” said Saul E. Burian, director of Houlihan Lokey Howard & Zukin, which is the financial advisor to the Ad Hoc Committee of Noteholders.  “The financial restructuring plan, which was unanimously supported by the committee of Magellan’s noteholders, reflecting the confidence of the committee, will enable Magellan to capitalize on its significant business opportunities and should assure its long-term viability.”

“We support Magellan’s efforts to reduce its debt and strengthen its long-term financial position,” said Mark Bertolini, Aetna’s senior vice president of specialty products.  “We have extended our partnership with Magellan, and believe that these efforts to regain momentum are important to our continued collaboration.  At the same time, with regard to customer service, Magellan is meeting or exceeding our service targets.  Aetna also strongly supports Magellan’s efforts to protect the interests of providers by seeking authority to pay them in the ordinary course of business.”

Under the proposed restructuring plan, the Company will reduce its more than $1 billion of indebtedness by more than $500 million.  Holders of the Company’s $625 million of 9% Senior Subordinated Notes due 2008 will receive, in satisfaction of their claims, substantially all of the common stock of the reorganized entity.  Holders of general unsecured claims (other than senior note claims and subordinated note claims) will receive, in satisfaction of their claims, common stock and new senior subordinated unsecured notes of the reorganized entity as set forth in the Plan of Reorganization. The existing Series A redeemable preferred stock of the Company will be cancelled and the holders thereof will receive approximately 2.0% of the common stock of the reorganized entity, as well as warrants to purchase a like number of shares of common stock.  The existing common stock of the Company will also be cancelled and the holders thereof will

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receive approximately 0.5% of the common stock of the reorganized entity, as well as warrants to purchase a like number of shares of common stock.

Pursuant to the restructuring, the Company’s secured bank debt, consisting of term loans of approximately $115 million, revolver borrowings of approximately $45 million and outstanding letters of credit of approximately $75 million, will be converted to secured term loans having maturities of November 30, 2005.  Holders of the Company’s $250 million of 9 3/8% Senior Notes due 2007 will exchange their Notes and all accrued and unpaid interest thereon for new senior subordinated unsecured notes in an equal amount, which will mature on November 15, 2007.

As part of, and subject to, consummation of the restructuring plan, Aetna and Magellan have agreed to renew their contract, pursuant to which the Company will continue as the provider of behavioral health care to Aetna’s members for an additional two years, through December 31, 2005.  Pursuant to the restructuring plan, the Company will pay $15 million of its current $60 million obligation to Aetna upon emergence from Chapter 11 and provide Aetna with an interest-bearing note for the balance, which will mature on December 31, 2005.  Additionally, the contract may be extended by Aetna at its option through December 31, 2006, in which event, one-half of the Note will be payable on December 31, 2005, and the remainder will be payable on December 31, 2006.

The effectiveness of the restructuring is conditioned on confirmation and consummation of the Plan of Reorganization in accordance with the U.S. Bankruptcy Code.

Gleacher Partners LLC is serving as financial advisor to Magellan Health Services, and Weil, Gotshal &  Manges LLP is bankruptcy counsel to Magellan Health Services.

Headquartered in Columbia, Md., Magellan Health Services (OCBB: MGLH), is the country’s leading behavioral managed care organization, with approximately 68 million covered lives. Its customers include health plans, government agencies, unions, and corporations.

Certain of the statements made in this press release including the success of any restructuring constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: the ability of the Company to obtain the consent of the bankruptcy court for the transactions referred to above, including the extension of the Aetna services agreement and the commitment letter to purchase the equity of the reorganized entity, the ability to obtain the acceptances from its creditors necessary to consummate the proposed restructuring, the Company’s obtaining Bankruptcy Court approval of a disclosure statement related to the Plan and any other needed approvals and confirmation and consummation of the Proposed Plan of Reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors.  Any forward looking statements made in this press release are also qualified in their entirety by these risks and the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K/A for the year ended September 30, 2002 filed with the Securities and Exchange Commission on January 23, 2003.

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